SmileDirectClub Announces Appointment of Ted Ward to Board of Directors

AdAge Power Player Brings to Company’s Board More Than Three Decades of Marketing Expertise as GEICO CMO

NASHVILLE, Tenn., April 2, 2021 – SmileDirectClub, Inc. (Nasdaq: SDC), the next generation oral care company with the first medtech platform for teeth straightening, today announced the appointment of Ted Ward as a director on its Board.

Ward is a respected marketing titan with over three decades of experience, most recently at the helm of the marketing team at insurance giant GEICO, where he led the creation of the company's award-winning disruptive marketing campaigns and solidified the brand as an industry innovator in the minds of consumers.

“Ted brings invaluable marketing expertise in guiding a challenger brand to unseat the incumbent market leader, and we look forward to having Ted help SmileDirectClub’s award-winning marketing team go even further and faster,” said David Katzman, Chief Executive Officer and Chairman of SmileDirectClub. “His experience compliments our Board and will prove beneficial as we continue to educate consumers on the clinically safe and effective treatment SmileDirectClub offers without the 3x markup.”

As Ted joins the SmileDirectClub Board, Rick Schnall has resigned his position as a director. The executive management team and the Board of Directors of SmileDirectClub thank Rick for his commitment and service to SmileDirectClub and wish him the best in his future endeavors.

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About SmileDirectClub
SmileDirectClub, Inc. (Nasdaq: SDC) (“SmileDirectClub”) is an oral care company and creator of the first medtech platform for teeth straightening, now also offered directly via dentist and orthodontist offices. Through its proprietary technology and vertically integrated model, SmileDirectClub is revolutionizing the oral care industry, offering consumers the ability to get clinically safe and effective treatment but without the 3x markup associated with traditional orthodontics. SmileDirectClub’s mission is to democratize access to a smile each and every person loves by making it affordable and convenient for everyone, from clear aligner therapy to premium oral care products. SmileDirectClub is headquartered in Nashville, Tennessee and operates in the U.S., Canada, Australia, New Zealand, United Kingdom, Ireland, Germany, Austria, Spain, Netherlands, Hong Kong, Singapore and Mexico. For more information, please visit SmileDirectClub.com.

Contact: SmileDirectClub Media Relations: Press@SmileDirectClub.com

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